Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

June 13, 2024

MSP Recovery, Inc.

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

RE: Registration Statement on Form S-1 for MSP Recovery, Inc.

Ladies and Gentlemen:

We are acting as special securities counsel for MSP Recovery, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) on or about June 12, 2024 (such registration statement, the “Registration Statement”) relating to the offering and resale by the selling shareholders named therein (the “Selling Shareholders”) named in the prospectus contained in the Registration Statement of up to 8,422,658 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) issued or issuable to certain Selling Shareholders (the "Selling Securityholder Shares"), which consists of (i) up to 5,000,000 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023; (ii) 500,000 shares of our Common Stock issued to Virage Recovery Participation LP (“VRP”) and up to 2,500,000 shares of our Common Stock issuable upon exercise of a warrant issued to VRP (the “VRP Warrants”), in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company (“Virage Services Agreement”); and (iii) 422,658 shares of our Common Stock issued in connection with that certain Amended and Restated Order #1 (collectively with the Palantir Terms and Conditions of Access and any other order forms, the "Services Agreement"), by and among the Company and Palantir Technologies Inc.

In reaching the opinions set forth herein, we have examined the originals, or photostatic or certified copies of, (i) the second amended and restated certificate of incorporation of the Company, as amended, (ii) the amended and restated bylaws of the Company, (iii) the Registration Statement, (iv) the prospectus contained within the Registration Statement, (v) the Services Agreement and the closing notices in connection therewith, (vi) the Second Virage MTA Amendment, (vii) the Virage Services Agreement and (viii) such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the expression of the opinions contained herein.

Baker & McKenzie LLP is a member of Baker & McKenzie International.

In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.
With respect to Selling Securityholder Shares that are currently outstanding and are to be offered and sold from time to time by the Selling Shareholders, such Selling Securityholder Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

2.
With respect to Selling Securityholder Shares that may be issued from time to time upon the exercise of the VRM Warrants and the VRP Warrants, when issued and paid for upon the exercise of the VRM Warrants and the VRP Warrants in accordance with their terms, such Selling Securityholder Shares will be duly and validly authorized and will be validly issued, fully paid and non-assessable.

We express no opinion to the extent that, notwithstanding its current reservation of shares of common stock for future issuance, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the VRM Warrants or the VRP Warrants to be convertible into more shares of the common stock than the number that then remain authorized but unissued.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We do not purport to cover herein the application of the securities or “Blue Sky” laws of the various states.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

BAKER & McKENZIE LLP